EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PEMSTAR REPORTS FISCAL 2005 THIRD-QUARTER RESULTS

Results In Line With Revised Guidance

Live Webcast Today at 4:00 p.m. CT Monday, February 14

ROCHESTER, Minn. – February 14, 2005 – PEMSTAR Inc. (Nasdaq: PMTRE), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced financial results for its fiscal 2005 third quarter ended December 31, 2004.

Fiscal 2005 Third-Quarter Results

Summary of Financial Results

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Net sales	$176,393	$187,346	$539,470	$483,396
Operating loss	(13,978)	(494)	(16,527)	(16,667)
Net loss	$(15,918)	$(2,101)	$(21,424)	$(22,004)
Loss per common share	$(0.35)	$(0.05)	$(0.47)	$(0.54)

Financial Results

PEMSTAR reported net sales of $176.4 million for the fiscal 2005 third quarter. The third-quarter net loss was ($15.9) million, or ($0.35) per share, within the range of the revised guidance PEMSTAR issued January 12, 2005. This compares to net sales of $187.3 million and a net loss of ($2.1) million, or ($0.05) per share, for the year-ago third quarter. Several factors contributed to the fiscal 2005 third-quarter net loss including:

•	$4.8 million, or ($0.11) per share, in restructuring charges;

•	$3.9 million, or ($0.09) per share, from losses at PEMSTAR’s Mexico location, as well as certain Americas sites scheduled to be closed; costs from the Mexico accounting investigation; and the previously announced phase out of unprofitable customers’ business; and

•	A shortfall of $2.6 million, or ($0.06) per share, due to slower-than-anticipated demand from semiconductor capital equipment customers, and a slower ramp up in the wireless handset and product development business.

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“Due to strategic realignment of our customer portfolio and several product transitions, we experienced softness in the December quarter year over year,” said Greg Lea, PEMSTAR’s executive vice president and CFO. “Our recently announced restructuring initiatives will set the stage to address underutilization performance issues and improve our breakeven point.”

For the first nine months of fiscal 2005, PEMSTAR reported net sales of $539.5 million, up significantly from $483.4 million for the same period last year. The company reported a net loss of ($21.4) million, or ($0.47) per share, versus ($22.0) million, or ($0.54) per share, for the prior-year nine months. The current-year nine-month net loss includes $5.2 million, or ($0.11) per share, in restructuring charges. The prior-year nine-month net loss included $7.7 million, or ($0.19) per share, in restructuring charges.

Gross profit for the third quarter of fiscal 2005 versus the year-earlier period was $5.2 million, or 3.0 percent of net sales, versus $11.6 million, or 6.2 percent of sales. Gross profit was impacted by lower sales to higher-margin medical and product development customers, and inventory write-offs associated with the phase out of certain customers and facilities. Selling, general and administrative expenses for the third quarter were $14.4 million, compared with $12.7 million in the fiscal 2004 third quarter. Increased operating expenses resulted from higher corporate sales and marketing costs, higher depreciation associated with worldwide IT implementations and Mexico investigation expenses.

Accounts receivable were up $5.9 million in the quarter, with days sales outstanding (DSO) remaining at September 30’s level of 64 days. Also, net inventories of $84.0 million as of December 31, 2004, declined slightly from $84.3 million at September quarter end, with a turn rate of 8.2 times, versus 7.3 times at September 30, 2004. PEMSTAR’s cash cycle improved 8 days to 52 days from 60 days in the September quarter.

Debt (debt plus capital leases including, in both cases, current maturities) as of December 31, 2004, was $104.2 million, compared to $107.5 million at September quarter-end. This decrease was due to slightly lower borrowings in the U.S. and Asia. Debt to total capital (debt plus shareholders’ equity) at December 31, 2004, was 42.9 percent, versus 41.4 percent for the September quarter, and net book value was $3.07 per outstanding share, with tangible book value at $2.32 per outstanding share.

Cost-Reduction Initiatives

As previously announced, PEMSTAR is closing its Taunton, Mass., and Hortolandia, Brazil, facilities, and reducing its Americas workforce by consolidating overhead infrastructure in its Midwest and West Coast operations. The company also is eliminating surplus space at both its Chaska, Minn., and Rochester, Minn., locations. In total, these actions will reduce manufacturing space by approximately 190,000 square feet, or 20

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percent of the company’s Americas capacity. To further accelerate savings, PEMSTAR recently announced additional workforce reductions, which were primarily corporate-level positions. Combined, these restructuring moves will save the company approximately $10 million annually.

Said Al Berning, PEMSTAR’s chairman and CEO, “We’re committed to managing costs while maintaining our global reach and capabilities. The actions we’ve taken will help PEMSTAR realize substantial savings and better position the company for the future.”

Business Update

During the third quarter, sales to the industrial sector accounted for 37.2 percent of net sales; computing and data storage was 35.5 percent of net sales; communications was 24.9 percent of net sales; and medical was 2.4 percent of net sales.

“A key strategy is to continue to strengthen and grow our relationships with existing top-tier customers like IBM, Motorola, Hitachi, Honeywell, Ciena, Fluke, QLogic and Siemens,” said Berning. “We have a solid customer base, and they initiated over 35 new projects with us in the December quarter.”

Concluded Berning, “We’ll continue to focus on winning new business through the strength of our global, concept to customer solutions vision, which allows us to lead with product development, and automation and test, and then launch through manufacturing and fulfillment to deliver quality products and services to our customers.”

Fiscal 2005 Fourth-Quarter Outlook

The following forward-looking statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2005 fourth quarter ending March 31, 2005, of $155 million to $165 million, and a net loss of ($0.12) to ($0.18) per share. As is the company’s practice, this guidance excludes potential charges for the evaluation of goodwill on the company’s balance sheet and reserves to adjust capacity to market conditions and customer demands.

Webcast Today

PEMSTAR will host a live Webcast to review fiscal 2005 second- and third-quarter results, and resolution of the Mexico investigation today, Monday, February 14, at 4:00 p.m. CT (5:00 p.m. ET). Al Berning and Greg Lea will discuss both announcements that the company released today. To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one week.

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If you do not have access to the Internet and want to listen to an audio replay of the conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21231922. The telephone replay will be available beginning at 6:00 p.m. CT on Monday, February 14, through 6:00 p.m. CT on Wednesday, February 16.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the Americas, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 14 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning and Mr. Lea, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition; and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in Exhibit 13.1 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

CONTACT:	At PEMSTAR:	At Padilla Speer Beardsley:
	Greg Lea	Marian Briggs/Matt Sullivan
	EVP & CFO	Direct: 612/455-1742
	507/292-6941	Main: 612/455/1700

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PEMSTAR Inc.

Consolidated Statements of Operations

(In thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Net sales	$176,393	$187,346	$539,470	$483,396
Cost of goods sold	171,151	175,730	506,113	455,139

Gross profit	5,242	11,616	33,357	28,257

Selling, general and administrative expenses	14,443	12,656	44,717	37,258
Restructuring costs	4,777	(546)	5,167	7,666

Operating loss	(13,978)	(494)	(16,527)	(16,667)

Other expense (income)-net	322	(187)	(855)	(885)
Interest expense	1,917	1,772	5,996	5,922

Loss before income taxes	(16,217)	(2,079)	(21,668)	(21,704)

Income tax (benefit) expense	(299)	22	(244)	300

Net loss	$(15,918)	$(2,101)	$(21,424)	$(22,004)

Basic and diluted loss per common share:	$(0.35)	$(0.05)	$(0.47)	$(0.54)

Shares used in computing net loss per common share:	45,153	45,074	45,148	40,970

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PEMSTAR Inc.

Consolidated Balance Sheets

(In thousands, except per share data)	December 31, 2004	March 31, 2004
Assets
Current assets
Cash and equivalents	$18,402	$9,832
Accounts receivable, net	124,908	127,823
Recoverable income taxes	936	870
Inventories, net	83,951	93,661
Unbilled services	13,526	11,547
Deferred income taxes	469	63
Prepaid expenses and other	10,896	14,810

Total current assets	253,088	258,606

Property, plant and equipment	176,842	167,325
Less accumulated depreciation	(91,424)	(74,204)

	85,418	93,121
Goodwill	33,887	33,878
Deferred income taxes	2,611	2,177
Other assets	4,786	6,351

Total assets	$379,790	$394,133

Liabilities and shareholders’ equity
Current liabilities
Cash overdraft	$8,740	$7,130
Revolving credit facilities and current maturities of long-term debt	83,804	68,618
Current maturities of capital lease obligations	696	1,769
Accounts payable	98,112	106,644
Income taxes payable	1,365	631
Accrued expenses and other	23,631	22,925

Total current liabilities	216,348	207,717

Long-term debt, less current maturities	7,686	8,856
Capital lease obligations, less current maturities	12,016	11,867
Other liabilities and deferred credits	4,914	7,384
Shareholders’ equity
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,162 shares at December 31, 2004 and 45,136 shares at March 31, 2004	452	451
Additional paid-in capital	255,105	255,153
Accumulated other comprehensive income	4,987	3,081
Accumulated deficit	(121,636)	(100,212)
Loans to shareholders	(82)	(164)

	138,826	158,309

Total liabilities and shareholders’ equity	$379,790	$394,133

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